Exhibit 4.10

THIRD AMENDMENT
TO THE
VEECO INSTRUMENTS INC.
2016 EMPLOYEE STOCK PURCHASE PLAN

This Third Amendment to the Veeco Instruments Inc. 2016 Employee Stock Purchase Plan (the “Plan”) is made and adopted by Veeco Instruments Inc., a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.

WITNESSETH:

WHEREAS, the Plan was adopted by the Board of Directors on February 5, 2016, and approved by the Company’s stockholders on May 5, 2016;

WHEREAS, the First Amendment to the Plan (the “First Amendment”) was adopted by the Board on February 6, 2019, and approved by the Company’s stockholders on May 3, 2019;

WHEREAS, the Second Amendment to the Plan (the “Second Amendment”) was adopted by the Board on February 3, 2021, and approved by the Company’s stockholders on May 6, 2021 (the Plan, as amended by the First Amendment and the Second Amendment, the “Amended Plan”);

WHEREAS, Section 12(a) of the Amended Plan provides that, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 of the Amended Plan, the maximum number of shares of Company common stock available for sale under the Amended Plan is 2,250,000 shares;

WHEREAS, Section 22 of the Amended Plan provides that the Amended Plan became effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company and will continue in effect for a term of ten (10) years unless sooner terminated under Section 19;

WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders to amend the Amended Plan to increase the aggregate number of shares available for sale under the Amended Plan by 750,000, and to extend the termination date of the Amended Plan to May 8, 2035; and

WHEREAS, the Board may amend the Amended Plan at any time, provided stockholder approval is obtained with respect to any amendment to the extent such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Amended Plan is hereby amended, subject to approval of the Company’s stockholders, as follows:

1.   The first sentence of Section 12(a) of the Amended Plan is hereby amended by deleting the present sentence in its entirety and substituting the following in lieu thereof:

“(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which will be made available for sale under the Plan is 3,000,000 shares.”

2.   Section 22 of the Amended Plan is hereby amended by adding the following sentence at the end of the current section:

“Pursuant to the Third Amendment to the Plan, the Plan will continue in effect until May 8, 2035, unless sooner terminated under Section 19.”

3.   Except as hereby modified, the Amended Plan shall remain in full force and effect.